Exhibit 99.1 Text of Press Release dated August 16, 1999

News Release

Contact: John Parsons               Tom Gilbert
         Micro-Integration Corp.    GeoPortals.com, Inc.
         1-800-600-6448 Ext. 820    1-800-728-0032

                   Micro-Integration, GeoPortals.com to Merge,
                         Pursue E-commerce Opportunities

FROSTBURG, MD -- August 16, 1999 -- Micro-Integration Corp. (NASDAQ: MINT), an Information Technology and Internet services company with approximately $12,000,000 in annual revenues, today announced it has signed a letter of intent to merge with GeoPortals.com, Inc., a New York-based Internet portals company operating a network of related geocentric Internet portals. The post-merger Company will be named GeoPortals.com, Inc.

Under the terms of the letter of intent, Micro-Integration stockholders will hold 40% of GeoPortals.com, while current GeoPortals stockholders will hold 60%. The merger is contingent on several items, including GeoPortals' successful completion of at least $2.0 million in private equity funding, with at least $1.8 million in cash at closing, stockholder and board of directors approvals, and completion of due diligence, among other items.

GeoPortals was founded by Tom Gilbert, a venture capitalist with twenty-five years of capital markets experience, who will be Chairman & CEO of the combined companies. GeoPortals' early round investors include Frank Biondi, Chairman and CEO of Biondi Reiss Capital Management and formerly CEO of Universal Studios and Viacom.

GeoPortals has approximately 32 Internet web sites running, with additional sites planned, all branded with the "Geo" domain name prefix. The portals, such as GeoShopper (www.geoshopper.com), GeoTravels (www.geotravels.com), GeoSport (www.geosport.com), and GeoHistory (www.geohistory.com), all fall into one of four main categories: Retail, Community, Education, and Business-to-Business.


                                     -more-

Micro-Integration, GeoPortals.com to Merge...(page2)

Designed to attract the increasingly sophisticated Internet portal users who are migrating toward more specialized sites, GeoPortals provides rapid access to a variety of targeted web resources. Each vertical portal focuses on a generic category of interest to users, who become self-selecting prospects for related goods and services. GeoPortals has been developing a Global Locator System to help both business and consumer users find "real world" as well as cyberspace resources, and Micro-Integration has developed related Internet technology.

Micro-Integration's Mint Internet Division has developed proprietary Internet technology based on geographic information and user demographics that will give GeoPortals users and customers functionality and real-time economic applications that are not currently available elsewhere. Micro-Integration's annual revenues of approximately $12,000,000 are derived primarily from its Information Technology Group which provides network integration, accounting and server database consultation services, and Internet solutions to enterprises and organizations. The company has been deeply involved with the Internet since 1995 when it started a consumer Internet Service Provider (ISP) business which was sold in 1997 to MindSpring, Inc.

Micro-Integration CEO John Parsons said, "This is a major step in our strategy to combine synergistic Internet companies and put our e-commerce solutions on-line. The new GeoPortals.com will have sufficient capital to solve our immediate cash challenges and allow us to develop our technology and file the appropriate patent applications. This merger is intended to give us the financial and marketing resources to move us more rapidly into the e-commerce arena." Mr. Parsons will be GeoPortals' Chief Technology Officer after completion of the merger.

GeoPortals.com Chairman and CEO Tom Gilbert said, "We are fortunate to have found exactly the right mix of technology, revenue base, and depth of talent we need to develop and roll out a broad range of e-commerce retail and business-to-business applications through our network of geoportals. Micro-Integration will help us design and implement the `geocentric' functionality that will be integrated into all of our `geo' portals, giving our users new ways of finding resources and transacting business on the Internet."


                                     -more-

Micro-Integration, GeoPortals.com to Merge...(page3)

Except for historical information, the matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Risks and uncertainties include the timely satisfaction of the conditions that must be satisfied for the consummation of the intended merger between Micro-Integration and GeoPortals.com, the company's ability to operate profitably in the future, the company's ability to continue to acquire, finance and manage targeted technology businesses, the timely development and acceptance of new products, and price competition. If the merger is not consummated it is expected that Micro-Integration will continue to experience the financial challenges previously disclosed. The Company assumes no obligation to update the information in this release.

GeoPortals' web site is www.geoportals.com; Micro-Integration's web site is www.miworld.com.

                                       ###